Nationwide Mutual Funds
Sub-Item 77E Exhibit
Legal Proceedings
Annual Report
10-31-16 Semi-Annual Report

POTENTIAL MATERIAL LITIGATION

      Tribune Company Litigation

      Nationwide S&P 500 Index Fund, a series of Nationwide Mutual
Funds ("NMF"), and NVIT S&P 500 Index Fund, a series of Nationwide
Variable Insurance Trust ("NVIT") (together, the "Funds"), were named as defendants in two lawsuits that are consolidated in a multi-district litigation pending in the United States District
Court for the Southern District of New York (the "Court"),
captioned In re Tribune Company Fraudulent Conveyance Litigation,
No. 11-MD-2296-RJS (the "MDL").  The MDL arises from the 2007 leveraged buyout of The Tribune Company ("Tribune") (the "LBO")
and Tribune's subsequent bankruptcy and reorganization.  In
connection with the LBO, thousands of Tribune shareholders,
including the Funds, sold Tribune shares back to Tribune.

      The MDL includes a series of lawsuits brought by individual creditors of Tribune (the "Individual Creditor Actions"), and a
lawsuit by a court-appointed trustee on behalf of the committee of unsecured creditors of Tribune (the "Committee Action").  These lawsuits seek to unwind the LBO stock repurchases as fraudulent transfers and recover the stock repurchase proceeds paid to the
Tribune shareholders who participated in the LBO.  The Funds were named as defendants in the Committee Action and one of the
Individual Creditor Actions; NMF and Nationwide Fund Advisors
("NFA") were previously named as defendants in the Committee
Action, but NMF and NFA have since been dismissed from the
lawsuits. According to the most-recent amended complaint filed in the Committee Action, the Nationwide S&P 500 Index Fund is alleged to have received $1,329,720 in exchange for the shares it tendered in the LBO, and the NVIT S&P 500 Index Fund is alleged to have received $1,150,508 in the LBO.  Plaintiffs seek to unwind the LBO transactions and recover the amounts received by the Funds.

      The Court entertained a first round of motions to dismiss in the Individual Creditor Actions (the "Phase One Motions").
Following briefing and argument on the Phase One Motions, the Court entered an order dismissing the Individual Creditor Actions in their entirety on the grounds that the individual creditor
plaintiffs lack standing to pursue their claims.  The parties appealed the Court's dismissal order to the United States Court of
Appeals for the Second Circuit (the "Second Circuit"), and, on
March 29, 2016, the Second Circuit affirmed the dismissal, albeit on the grounds that the individual creditor plaintiffs' claims are preempted by the Bankruptcy Code's safe harbor for securities transactions.  The individual creditor plaintiffs petitioned the
Second Circuit for rehearing of the appeal, and the Second Circuit denied that petition.  The individual creditor plaintiffs then petitioned the United States Supreme Court for review of the
Second Circuit's decision, and that petition is pending.

      The parties are currently engaged in a second round of
motions to dismiss in the Committee Action (the "Phase Two
Motions"), including a global motion to dismiss that was filed on behalf of all shareholder defendants, including the Funds, on the grounds that the current Fifth Amended Complaint fails to state a claim against the former Tribune shareholders.  Briefing on the
Phase Two Motions is complete, but oral argument has not yet been scheduled.  Pending the disposition of the Phase Two Motions, the litigation is essentially stayed.  After the Court disposes of the
Phase Two Motions, discovery likely will proceed as to any
remaining claims; however, this anticipated discovery likely will not commence for several months.  Given the number of unknowns at this early stage of the litigation, it is not possible to predict the likely outcome of the MDL.

      Lyondell Chemical Company Litigation

      Nationwide Mid Cap Market Index Fund, a series of NMF, and
NVIT Mid Cap Index Fund, a series of NVIT, are two of more than a thousand shareholders who received merger consideration in the
December 2007 leveraged merger of Lyondell Chemical Company
("Lyondell") and Basell AF S.C.A. ("Basell").  Litigation against former Lyondell shareholders arising from the leveraged merger is pending in the United States Bankruptcy Court for the Southern
District of New York (the "Bankruptcy Court").  To date, however, neither of the two funds has been named as a defendant in the litigation.

      Prior to Lyondell's merger with Basell, Lyondell was the
third-largest publicly-traded petrochemical company in the United
States.  In the spring of 2006, billionaire financier Leonard
Blavatnik, who had previously acquired Basell, a large European petrochemical company in 2005, expressed interest in acquiring
Lyondell.  After rejecting several offers from Blavatnik at lower prices, Lyondell agreed to a leveraged merger transaction with
Basell, pursuant to which Basell acquired Lyondell's outstanding stock at $48 per share, and the two companies merged to form
LyondellBasell Industries AF S.C.A. ("LBI").  The deal closed on
December 20, 2007, and Lyondell's shareholders collectively
received roughly $12.5 billion in exchange for their shares.
Nationwide Mid Cap Market Index Fund and NVIT Mid Cap Index Fund
owned Lyondell stock at the time of the merger and received
$8,350,080 and $13,190,040, respectively, for their shares.

      Just over a year later, in January 2009, LBI filed for
Chapter 11 bankruptcy in the Bankruptcy Court.  As part of LBI's plan of reorganization, the Bankruptcy Court created two trusts for the purposes of pursuing claims arising from the merger and bankruptcy:  (i) the LB Creditor Trust, to which Lyondell's
unsecured creditors assigned their claims, and (ii) the LB
Litigation Trust, to which the bankruptcy estate assigned its claims.  The Bankruptcy Court appointed Edward S. Weisfelner
(the "Trustee") as the trustee for both trusts.  Starting in
October 2010, the Trustee commenced a series of fraudulent
transfer lawsuits against Lyondell's former shareholders, through which the Trustee seeks to unwind the merger transactions and recoup the merger consideration that the shareholders received in exchange for their Lyondell shares.

      Nationwide Mid Cap Market Index Fund and NVIT Mid Cap Index
Fund may eventually be joined as defendants in one or both of two adversary proceedings initiated by the Trustee, Weisfelner v.
Fund 1, et al., Adv. Pro. No. 10-04609-REG (the "Fund 1 Action"),
and Weisfelner v. Hofmann, et al., Adv. Pro. No. 10-05525 (the
"Hofmann Action").  In the Fund 1 Action, the Trustee asserts state law intentional and constructive fraudulent transfer claims against the former Lyondell shareholders for the benefit of
Lyondell's unsecured creditors.  In the Hofmann Action, the
Trustee asserts a federal law intentional fraudulent transfer claim under the Bankruptcy Code against the former Lyondell
shareholders (on a class basis) and seeks to recover the merger proceeds paid to Lyondell's former shareholders for the benefit of the bankruptcy estate.  In both cases the Trustee seeks the same result, namely the "avoidance" of the merger transactions and the recovery of the merger proceeds paid to the former Lyondell
shareholders.  The Bankruptcy Court is handling the lawsuits in a coordinated fashion.

      In an effort to streamline the litigation and avoid the
filing of hundreds of duplicative motions, the Bankruptcy Court asked WilmerHale, who represents a large block of shareholder defendants (with exposure in the billions of dollars), to take the lead for the shareholder defendants in the motion to dismiss phase of the litigation.  To date, there have been three rounds of motions to dismiss:

* In January 2011, WilmerHale filed the first of the motions to dismiss, asserting various legal defenses to the Trustees' claims and arguing that the Trustee failed to plead sufficient allegations to support his claims.  The Bankruptcy Court ruled on the motion in January 2014, narrowing the claims and dismissing certain claims for insufficient pleading, but the Bankruptcy Court allowed the Trustee to amend his complaints to attempt to cure the
pleading deficiencies.

* In August 2014, after the Trustee amended his complaints,
WilmerHale filed a second motion to dismiss on behalf of all shareholder defendants.  On November 18, 2015, the Bankruptcy
Court issued an opinion granting the motion as to the Trustee's intentional fraudulent transfer claims - thereby dismissing the
claims with prejudice.   The Trustee, however, appealed that
decision to the District Court, and the District Court reversed, reinstating the Trustee's intentional fraudulent transfer claims.
The District Court denied a motion by the shareholder defendants for reconsideration or, in the alternative, leave to appeal the reinstatement of the claims.  Accordingly, the Trustee is
proceeding with its intentional fraudulent transfer claims.

* In light of the recent ruling from the United States Court of
Appeals for the Second Circuit in the appeal captioned In re
Tribune Co. Fraudulent Conveyance Litigation, No. 13-3992-cv(L),
on May 4, 2016, WilmerHale filed a third motion to dismiss the
Trustee's constructive fraudulent transfer claim as preempted by the Bankruptcy Code's safe harbor for securities transactions.
The Trustee has appealed that decision to the District Court, and the parties await the District Court's ruling.

      It is anticipated that the Bankruptcy Court will hold a case management conference to set deadlines for the continuing
litigation of the Trustee's remaining claims, including deadlines for the shareholder defendants to file responsive pleadings as to the remaining claims, for the parties to complete fact and expert discovery, and for summary judgment motions.

      Nationwide Mid Cap Market Index Fund and NVIT Mid Cap Index
Fund have not been named as defendants in the Fund 1 Action;
however, these two Nationwide Funds fell within the putative defendant class in the now-dismissed Hofmann Action.  Trust
Counsel is monitoring the litigation.